UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 30, 2010

CULLEN AGRICULTURAL HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53806	27-0863248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 East Clayton Suite 514, Athens, GA	30601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 240-4240

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 30, 2010, Cullen Agricultural Holding Corp. (the “Company”) amended the terms of the promissory note, dated October 22, 2009, previously issued to Cullen Inc. Holdings Ltd. (“Cullen Holdings”) to extend the maturity date of such note from January 20, 2010 to January 20, 2011.  Cullen Holdings is an affiliate of Eric J. Watson, the Company’s Chief Executive Officer, and is the holder of approximately 82% of the Company’s outstanding common stock.

The promissory note was issued to Cullen Holdings upon the consummation of the Company’s merger in October 2009 (“Merger”) in the amount of approximately $6.9 million, representing part of the purchase price of land (“Land”) to be used by the Company following the Merger that was advanced by Cullen Holdings.  This amount was to be repaid to Cullen Holdings at the closing of the Merger but sufficient funds were not available.  As of March 30, 2010, approximately $4.9 million remained outstanding under the promissory note.  In consideration of the above-referenced extension, the Company granted to Cullen Holdings a mortgage on the Land.  The note continues to bear interest at the rate of 8% per year.

Item 9.01.                                Financial Statements and Exhibits.

Exhibit                      Description

99.1                           Press Release, dated March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2010	CULLEN AGRICULTURAL HOLDING CORP.

	By:	/s/ Eric J. Watson
Name: Eric J. Watson
Title: Chief Executive Officer